EXHIBIT 13
                               PURCHASE AGREEMENT
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          CFB MarketWatch Funds (the "Trust"), a Massachusetts business trust, and Bryan Chegwidden, a Massachusetts resident, hereby agree with each other as follows:

          1. The Trust hereby offers Bryan Chegwidden and Bryan Chegwidden hereby purchases one (1) unit of beneficial interests of the Trust (the "Share") at a price of one hundred dollars ($100.00). Bryan Chegwidden hereby acknowledges purchase of the Share for funds in the amount of one hundred dollars ($100.00) in full payment for the Share.

          2. Bryan Chegwidden represents and warrants to the Trust that the Share is being acquired for investment purposes and not with a view to the distribution thereof.


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 27th day of January, 1993.


Attest:                                 CFB MARKETWATCH FUNDS



                                        By: /x/ John Loder
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                                            John Loder


Attest:


                                        /s/ Bryan Chegwidden
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                                        Bryan Chegwidden